American High-Income Trust
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$730,206
Class B	$49,409
Class C	$72,542
Class F1	$102,194
Class F2	$89
Total	$954,440
Class 529-A	$10,246
Class 529-B	$1,466
Class 529-C	$3,831
Class 529-E	$559
Class 529-F1	$475
Class R-1	$919
Class R-2	$10,006
Class R-3	$15,162
Class R-4	$10,337
Class R-5	$11,186
Total	$64,187

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9344
Class B	$0.8458
Class C	$0.8406
Class F1	$0.9300
Class F2	$0.1424
Class 529-A	$0.9298
Class 529-B	$0.8334
Class 529-C	$0.8343
Class 529-E	$0.8938
Class 529-F1	$0.9510
Class R-1	$0.8362
Class R-2	$0.8411
Class R-3	$0.8915
Class R-4	$0.9270
Class R-5	$0.9631

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	806,601
Class B	55,659
Class C	88,900
Class F1	120,267
Class F2	1,356
Total	1,072,783
Class 529-A	11,993
Class 529-B	1,830
Class 529-C	4,931
Class 529-E	674
Class 529-F1	558
Class R-1	1,188
Class R-2	12,749
Class R-3	18,531
Class R-4	12,504
Class R-5	13,946
Total	78,904

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.01
Class B	$10.01
Class C	$10.01
Class F1	$10.01
Class F2	$10.01
Class 529-A	$10.01
Class 529-B	$10.01
Class 529-C	$10.01
Class 529-E	$10.01
Class 529-F	$10.01
Class R-1	$10.01
Class R-2	$10.01
Class R-3	$10.01
Class R-4	$10.01
Class R-5	$10.01